Exhibit 99.1

JOINT FILING AGREEMENT
PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent it knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Dated: February 14, 2022

HBC Water Resources LP

By: HBC Water Resources GP LP, its general partner

By:	/s/ Joseph Colonnetta
	Name:	Joseph Colonnetta
	Title:	Manager

HBC Water Resources II LP

By: HBC Water Resources II GP LP, its general partner

By:	/s/ Joseph Colonnetta
	Name:	Joseph Colonnetta
	Title:	Manager

/s/ Joseph Colonnetta
Joseph Colonnetta

/s/ J. Hale Hoak
J. Hale Hoak